Exhibit 99.2

FOR IMMEDIATE RELEASE:	November 28, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

Independent Inspector of Elections’ Official Tally of Shares Presented at Aetrium Special Shareholders Meeting Falls 20% Short of Quorum Requirement

St. Paul, Minn (11/28/12)—Aetrium Incorporated (Nasdaq:ATRM) today announced that on November 27, 2012, a representative of American Election Services, LLC, the independent firm acting as inspector of elections for Aetrium’s special meeting of shareholders held November 26, 2012, submitted its Final Report on the meeting. The Final Report certified that 10,781,451 shares of Aetrium common stock were issued and outstanding as of the record date, and holders of 4,397,327 shares were present at the meeting, representing 40.79% of the issued and outstanding common stock. The quorum requirement for the meeting was a majority of all outstanding shares of the company’s common stock. The Final Report also confirmed that there were no matters presented for action at the meeting, as the company stated in its press release of November 27, 2012. Aetrium plans to file the certified results in a Form 8-K with the Securities and Exchange Commission today.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.